Exhibit 10.1

PARKER DRILLING COMPANY

AGREEMENT

May 21, 2012

[Name]

[Address]

Dear                             :

You have been granted Restricted Stock Units under the Parker Drilling Company 2010 Long-Term Incentive Plan (the “Plan”) as evidenced by Restricted Stock Unit Incentive Agreements (the “RSU Agreements”); your outstanding awards as of the date hereof are shown in the attached Exhibit A (the “RSUs”). Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan or the RSU Agreements.

In the event of your Termination for Good Reason (as defined below) or your Involuntary Termination Without Cause, you will be paid an amount in cash equal to the Fair Market Value on the date of termination of the RSUs that you forfeit by reason of such termination and such payment will be made within 60 days of your termination.

“Termination for Good Reason” for purposes of this Agreement means the voluntary termination of your employment after the occurrence of any of the following events (each of which shall constitute “Good Reason”) without your express written consent:

(1) a material reduction in your base compensation, as in effect from time to time;

(2) a material diminution in your authority, duties, or responsibilities;

(3) non-renewal of your written employment agreement with the Company, if applicable;

(4) a material diminution in the budget over which you retain authority; or

(5) a relocation of your principal place of employment with the Company or its successor by more than 50 miles.

You may not terminate your employment hereunder for Good Reason unless you first notify the Board of Directors of the Company in writing of the event (or events) which you believe constitutes Good Reason and the specific paragraph of this Agreement under which such event has occurred within 30 days from the date of such event, and provide the Company with at least 30 days to cure the Good Reason event.

[Name]	Robert L. Parker Jr. Executive Chairman and CEO

Exhibit A

Restricted Stock Unit Awards

Date of Agreement	# of Units